As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333-193047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDYTOX SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-0902-741
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

400 South Australian Avenue, Suite 800	33401
West Palm Beach, Florida	(Zip Code)
(Address of Principal Executive Offices)

Medytox Solutions, Inc. 2013 Incentive Compensation Plan
(Full Title of the Plan)

Seamus Lagan
Chief Executive Officer and President
Medytox Solutions, Inc.
400 South Australian Avenue, Suite 800
West Palm Beach, Florida 33401
(Name and Address of Agent for Service)

(561) 855-1626
(Telephone number, including area code, of agent for service)

With a copy to:

J. Thomas Cookson
Akerman LLP
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

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TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-193047) (the "Registration Statement") filed with the Securities and Exchange Commission by Medytox Solutions, Inc. (the "Registrant" or "Medytox"), on December 23, 2013, with respect to the offer and sale of a total of 5,000,000 shares of the Registrant’s common stock, par value $0.0001 per share ("Registrant Common Stock"), issuable pursuant to the Medytox Solutions, Inc. 2013 Incentive Compensation Plan. This Post-Effective Amendment No. 1 is being filed to remove from registration all securities that were registered but that remain unsold under the Registration Statement.

On November 2, 2015, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 15, 2015, by and among CollabRx, Inc. ("CollabRx"), CollabRx Merger Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of CollabRx formed for the purpose of the merger, and the Registrant, Merger Sub merged with and into the Registrant (the "Merger"), with the Registrant being the surviving corporation of the Merger. As a result of the Merger, the Registrant became a wholly owned subsidiary of CollabRx. Prior to the completion of the Merger, CollabRx was renamed Rennova Health, Inc. ("Rennova" or the "Company").

Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split. In connection with the Merger, (i) each share of Registrant Common Stock was converted into the right to receive 0.4096377408003329 (the "Exchange Ratio") shares of common stock of the Company, (ii) each share of Series B Preferred Stock of the Registrant was converted into the right to receive one share of a newly-authorized Series B Convertible Preferred Stock of the Company, and (iii) each share of Series E Convertible Preferred Stock of the Registrant was converted into the right to receive one share of a newly-authorized Series E Convertible Preferred Stock of the Company.

Holders of Company equity prior to the closing of the Merger (including all outstanding Company common stock and all restricted stock units, options and warrants exercisable for shares of Company common stock) hold 10% of the Company’s common stock following the closing of the Merger, and holders of the Registrant equity prior to the closing of the Merger (including all outstanding Registrant Common Stock and all outstanding options exercisable for shares of Registrant Common Stock, but less certain options that were cancelled upon the closing pursuant to agreements between the Registrant and such optionees) hold 90% of the Company’s common stock following the closing of the Merger, in each case on a fully diluted basis, provided, however, outstanding shares of the newly designated Series B Convertible Preferred Stock and Series E Convertible Preferred Stock, certain outstanding convertible promissory notes exercisable for Company common stock after the closing and certain option grants expected to be made at or immediately following the closing of the Merger are excluded from such ownership percentages.

At the effective time of the Merger, each outstanding option under the Medytox 2013 Incentive Compensation Plan issued by the Registrant to purchase shares of Registrant Common Stock was converted into an option to purchase shares of the Company's common stock on the same terms and conditions as were applicable before the Merger (including expiration date, vesting conditions, and exercise provisions, but taking into account any changes to such options under the terms of the Registrant plan or award document, including any acceleration of such options, by reason of the Merger) except that each option will allow the holder thereof to purchase a number of shares of the Company's common stock equal to (1) the number of shares of Registrant Common Stock subject to the Registrant option before the completion of the Merger multiplied by (2) the Exchange Ratio, rounded, if necessary, down to the nearest whole share of the Company's common stock. In addition, at the effective time of the Merger, each Registrant option that was so converted into an option to purchase shares of the Company's common stock will have an exercise price per share equal to (1) the exercise price per share of Registrant Common Stock purchasable pursuant to the Registrant option before the completion of the Merger divided by (2) the Exchange Ratio, rounded, if necessary, up to the nearest whole cent. These Registrant stock options, as converted at the effective time into options to purchase shares of the Company's common stock (and referred to as converted Company stock options), continue to be subject to the terms of the Medytox 2013 Incentive Compensation Plan (which was assumed by the Company at the effective time of the Merger) and are included in the 90% ownership of CollabRx common stock the former stockholders of the Registrant have upon the closing of the Merger.

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove and withdraw from registration all unsold shares of Registrant Common Stock registered under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on November 10, 2015.

MEDYTOX SOLUTIONS, INC.

By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Chief Executive Officer and President

No other person is required to sign this Post-Effective amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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